Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES FIRST QUARTER 2015 RESULTS

Highlights:

•                  Quarterly Net Sales increased 48% from Q1 FY’14 to $53.9 million, including results from the acquisition of Henderson Enterprises Group, Inc. (“Henderson”)

•                  Adjusted EBITDA increased 16% from Q1 FY’14 to $9.6 million

•                  Company confirms 2015 outlook ranges

•                  Company paid a $0.2225 per share cash dividend on March 31, 2015, an increase of 2.3% over the Q4 FY’14 dividend

•                  Henderson performance and integration is on track

May 4, 2015 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer of vehicle attachments and equipment, today announced financial results for the first quarter ended March 31, 2015.

First Quarter Results

Net sales were $53.9 million in the first quarter of 2015, representing a 48.1% year-over-year increase. The increase was due to sales from the recently acquired Henderson business, which the Company acquired on December 31, 2014, and an increase in plow shipments compared to the prior year period. These factors were partially offset by lower parts and accessory shipments driven by snowfall that while modestly above average, was lower than the snowfall during the winter of 2013/2014.

“Our robust results this quarter were driven by strong equipment shipments,” said James L. Janik, Chairman, President and Chief Executive Officer of Douglas Dynamics.  “The recent acquisition of Henderson provided a significant boost to our results. I’m pleased to report that Henderson performed in line with our expectations and has a very healthy backlog of business. We have been working closely with the team to identify opportunities to incorporate our proprietary Douglas Dynamics Management System, or DDMS, into specific operational initiatives. The integration of the business is progressing well, and while we are early in the process, the initial results are positive and Henderson is on track to achieve its 13th straight year of consecutive revenue growth.”

Net income was $0.4 million, or $0.01 per diluted share based on weighted average shares of 22.3 million shares, in the first quarter of 2015 compared to net income of $1.6 million, or $0.07 per diluted share based on weighted average shares of 22.1 million shares, in the first quarter of 2014. The decrease in net income reflected $2.1 million of non-cash purchase accounting costs related to the Henderson acquisition, which negatively impacted earnings by ($0.05) per diluted share.

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The Company reported Adjusted EBITDA of $9.6 million in the first quarter of 2015 compared to Adjusted EBITDA of $8.3 million in the first quarter of 2014.

The effective tax rate for the first quarter of 2015 was 36.5%.  The estimated effective tax rate for full year 2015 is expected to be approximately 37.0%.

Balance Sheet and Liquidity

During the first quarter of 2015, the Company reported net cash provided in operating activities of $11.3 million compared to net cash provided by operating activities of $10.2 million in the same period last year.

Inventory was $71.0 million at the end of the first quarter of 2015, an increase of $24.1 million compared to the first quarter of 2014.  The increase was driven primarily by the acquisition of Henderson.

Accounts receivable at the end of the first quarter of 2015 were $23.9 million, an increase of $10.4 million compared to first quarter 2014 which were also driven primarily by the acquisition of Henderson trade receivables.

Update on Henderson Products

As previously reported, the Company completed the acquisition of Henderson on December 31, 2014. During the first quarter of 2015, Henderson generated net sales of $19.9 million and Adjusted EBITDA of $3.1 million, net of pre-tax impact of $2.0 million related to the purchase accounting write-up of inventory to its fair value.  As previously stated, the acquisition is expected to be accretive to earnings per share on a full-year basis in 2015 and free cash flow positive on a stand-alone basis in 2015.

Outlook

Based on first quarter 2015 results, dealer sentiment, and industry trends, the Company is reiterating its 2015 outlook. The Company expects net sales for the full year 2015 to range from $320 million to $380 million and Adjusted EBITDA to range from $60 million to $90 million. Earnings per share are expected to range from $0.80 per share to $1.45 per share.

Mr. Janik explained, “We remain confident that 2015 will be another strong year following our record performance in 2014. We will continue to drive profitability across the business and leverage DDMS to increase value for shareholders. We are particularly encouraged by our new innovative line-up of products and positive non-snowfall indicators such as strong backlog, favorable dealer sentiment and continued strength in select pick-up truck sales.”

Dividend

As previously reported, on March 4, 2015, the Company declared a quarterly cash dividend of $0.2225 per share of the Company’s common stock, which represents an increase of 2.30% from the previous quarterly dividend. The declared $0.2225 per share cash dividend was paid on March 31, 2015, to stockholders of record as of close of business on March 20, 2015.

Webcast Information

The Company will host an investor conference call on Tuesday, May 5, 2015 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer of vehicle attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Our commitment to continuous improvement enables us to consistently produce the highest quality products and drive shareholder value. The Douglas Dynamics portfolio includes snow and ice management attachments sold under the FISHER®, WESTERN®, HENDERSON® and SNOWEX® brands. Additional information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of TrynEx, which we acquired in 2013, or the business of Henderson and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$20,800	$24,195
Accounts receivable, net	23,907	60,918
Inventories	70,953	48,248
Refundable income taxes paid	3,988	—
Deferred income taxes	5,718	7,004
Prepaid and other current assets	1,405	2,156
Total current assets	126,771	142,521

Property, plant, and equipment, net	37,648	37,546
Goodwill	160,962	160,962
Other intangible assets, net	133,106	135,009
Deferred financing costs, net	2,686	2,485
Other long-term assets	2,492	1,920
Total assets	$463,665	$480,443

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,252	$9,753
Accrued expenses and other current liabilities	20,679	33,670
Income taxes payable	—	642
Current portion of long-term debt	1,629	1,629
Total current liabilities	32,560	45,694

Retiree health benefit obligation	6,881	6,774
Pension obligation	12,119	12,316
Deferred income taxes	50,795	49,853
Long-term debt, less current portion	186,064	186,471
Other long-term liabilities	6,164	6,046

Total shareholders’ equity	169,082	173,289
Total liabilities and shareholders’ equity	$463,665	$480,443

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended
	March 31, 2015	March 31, 2014
	(unaudited)

Net sales	$53,890	$36,396
Cost of sales	37,453	22,271
Gross profit	16,437	14,125

Selling, general, and administrative expense	11,417	8,337
Intangibles amortization	1,903	1,455

Income from operations	3,117	4,333

Interest expense, net	(2,454)	(1,972)
Other expense, net	(60)	(18)
Income before taxes	603	2,343

Income tax expense	220	768

Net income	$383	$1,575
Less: Net income attributable to participating securities	5	23
Net income attributable to common shareholders	$378	$1,552

Weighted average number of common shares outstanding:
Basic	22,247,802	22,103,167
Diluted	22,269,022	22,122,669

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.02	$0.07
Earnings per common share assuming dilution attributable to common shareholders	$0.01	$0.07
Cash dividends declared and paid per share	$0.22	$0.22

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Month Period Ended
	March 31, 2015	March 31, 2014
	(unaudited)

Operating activities
Net income	$383	$1,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,055	2,279
Inventory step up of acquired business included in cost of sales	1,956	—
Amortization of deferred financing costs and debt discount	167	190
Stock-based compensation	1,124	1,022
Provision for losses on accounts receivable	58	76
Deferred income taxes	2,228	1,302
Earnout liability	232	136
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	36,953	28,777
Inventories	(24,661)	(18,902)
Prepaid and other assets and refundable income taxes paid	(3,809)	(1,318)
Accounts payable	499	(2,761)
Accrued expenses and other current liabilities	(6,002)	(1,931)
Benefit obligations and other long-term liabilities	(857)	(221)
Net cash provided by operating activities	11,326	10,224

Investing activities
Capital expenditures	(1,254)	(1,290)
Acquisition of businesses	(7,931)	—
Net cash used in investing activities	(9,185)	(1,290)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(27)	(69)
Dividends paid	(5,034)	(4,893)
Net repayments of revolver borrowings	—	(13,000)
Repayment of long-term debt	(475)	(288)
Net cash used in financing activities	(5,536)	(18,250)
Change in cash and cash equivalents	(3,395)	(9,316)
Cash and cash equivalents at beginning of year	24,195	19,864
Cash and cash equivalents at end of quarter	$20,800	$10,548

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended March 31,
	2015	2014

Net income	$383	$1,575

Interest expense - net	2,454	1,972
Income tax expense	220	768
Depreciation expense	1,152	824
Amortization	1,903	1,455

EBITDA	6,112	6,594

Stock based compensation	1,124	1,022
Purchase accounting (1)	2,188	136
Other charges (2)	184	511

Adjusted EBITDA	$9,608	$8,263

(1) - Reflects $96 and $1,956 in earn out compensation expense related to Henderson and inventory step up related to Henderson included in cost of sales in the three months ended March 31, 2015, respectively.   Reflects $136 in earnout compensation expense  related to TrynEx in both of the three months ended March 31, 2015 and March 31, 2014.

(2) - Reflects expenses of $184 and $511 for one time, unrelated legal and consulting fees for the three months ended March 31, 2015 and March 31, 2014, respectively.

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